Exhibit 5.1

Our ref	CHX/822870-000006/44185799v3

Basel Medical Group Ltd
Kingston Chambers
PO Box 173
Road Town
Tortola, VG1110
British Virgin Islands

17 September 2026

Basel Medical Group Ltd (the “Company”)

We have acted as counsel as to British Virgin Islands law to the Company in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Act”) (including its exhibits, the “Registration Statement”) for the purposes of, registering with the Commission under the Act, the offering and sale of:

(a)	up to 6,000,000 units (“Units”), each Unit consisting of:

(i)	one ordinary share of no par value of the Company (“Ordinary Shares”) or one pre-funded warrant to purchase one Ordinary Share (the “Pre-Funded Warrants”); and

(ii)	one warrant to purchase one Ordinary Share (“Common Warrants” and together with the Pre-Funded Warrants, the “Warrants”);

(b)	all Ordinary Shares and Warrants issued as part of the Units; and

(c)	up to 12,000,000 Ordinary Shares that may be issued upon exercise of the Warrants included in the Units.

This opinion letter is given in accordance with the terms of the Legal Matters section of the Registration Statement.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the “Registry of Corporate Affairs”) on 17 September 2026, including the Company’s Certificate of Incorporation and the memorandum and articles of association registered on 3 September 2024 (the “Memorandum and Articles”).

1.2	A list of the Company’s directors provided by the Registry of Corporate Affairs dated 17 September 2026 (the “Registry List of Directors”).

1.3	The records of proceedings available from a search of the electronic records maintained on the Judicial Enforcement Management System and the E-Litigation Portal from 1 January 2000 and available for inspection on 17 September 2026 at the British Virgin Islands High Court Registry (the “High Court Registry”).

1.4	The written resolutions of the board of directors of the Company dated 16 September 2026 (the “Resolutions”).

1.5	A Certificate of Incumbency dated 17 September 2026, issued by Maples Corporate Services (BVI) Limited, the Company’s registered agent (the “Registered Agent’s Certificate”).

1.6	A certificate of good standing with respect to the Company issued by the Registrar of Corporate Affairs dated 17 September 2026 (the “Certificate of Good Standing”).

1.7	A certificate from a director of the Company (the “Director’s Certificate”) (a copy of which is attached to this opinion at Appendix A).

1.8	The Registration Statement.

1.9	A draft of the form of the unit certificate representing the Units (the “Unit Certificate”).

1.10	A draft of the form of the warrant agreements and the warrant certificates constituting the Warrants (the “Warrant Documents”).

1.11	A draft securities purchase agreement to be entered into between the Company and each purchaser of a Unit.

The documents listed in paragraphs 1.9 to 1.11 inclusive above shall be referred to collectively herein as the “Documents”.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the British Virgin Islands which are in force on the date of this opinion letter. In giving the following opinions we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Registry List of Directors, the Registered Agent’s Certificate, the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Documents have been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the British Virgin Islands).

2.2	The Documents are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York (the “Relevant Law”) and all other relevant laws (other than, with respect to the Company, the laws of the British Virgin Islands).

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2.3	The choice of the Relevant Law as the governing law of the Documents has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the British Virgin Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the British Virgin Islands).

2.4	Where a Document has been provided to us in draft or undated form, it will be duly executed, dated and unconditionally delivered by all parties thereto in materially the same form as the last version provided to us and, where we have been provided with successive drafts of a Document marked to show changes to a previous draft, all such changes have been accurately marked.

2.5	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.6	All signatures, initials and seals are genuine.

2.7	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the British Virgin Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Documents.

2.8	The public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.9	No invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any of the Units, the Warrants or the Ordinary Shares.

2.10	There is no contractual or other prohibition or restriction (other than as arising under British Virgin Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Documents.

2.11	No monies paid to or for the account of any party under the Documents or any property received or disposed of by any party to the Documents in each case in connection with the Documents or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Criminal Conduct Act (As Revised)).

2.12	There is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below.

2.13	There is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the Relevant Law.

2.14	The Company will have sufficient authorised and unissued shares under the Memorandum and Articles at the time any Ordinary Shares were or are issued.

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2.15	The Company will receive or has received, cash consideration or non-cash consideration in consideration for the issue of the Ordinary Shares and none of the Ordinary Shares were, or will be, issued for less than par value.

2.16	The Ordinary Shares to be issued upon exercise of the Warrants are issued for cash consideration, or, to the extent that any Ordinary Shares to be issued upon exercise of the Warrants are to be issued, in whole or in part, for non-cash consideration, the Company has passed or will pass a resolution of directors in respect of such Ordinary Shares stating:

(a)	the amount to be credited for the issue of such Ordinary Shares; and

(b)	that, in their opinion, the present cash value of the non-cash consideration and cash consideration, if any, is not less than the amount to be credited for such Ordinary Shares.

2.17	There is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions set out below. We have not made any investigation of the laws, rules or regulations of any jurisdiction other than the laws of the British Virgin Islands.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company is a company limited by shares incorporated with limited liability under the BVI Business Companies Act (As Revised) (the “Act”), is in good standing at the Registry of Corporate Affairs and is validly existing under the laws of the British Virgin Islands.

3.2	The Ordinary Shares to be offered and issued by the Company as contemplated by the Registration Statement have been duly authorised for issue, and when issued by the Company against payment in full of the consideration as set out in the Registration Statement and in accordance with the terms set out in the Registration Statement, such Ordinary Shares will be validly issued, fully paid and non-assessable. As a matter of British Virgin Islands law, a share is only issued when it has been entered in the register of members.

3.3	The Ordinary Shares to be issued by the Company upon exercise of the Warrants have been duly authorised for issue, and when issued by the Company against payment in full of the consideration as set out in the Registration Statement and Warrant Documents and in accordance with the terms set out in the Registration Statement and Warrant Documents, such Ordinary Shares will be validly issued, fully paid and non-assessable. As a matter of British Virgin Islands law, a share is only issued when it has been entered in the register of members.

3.4	The execution, delivery and performance of the Unit Certificate and the Warrant Documents have been authorised by and on behalf of the Company and, once the Unit Certificate and the Warrant Documents have been executed and delivered by any director or officer of the Company, the Unit Certificate and the Warrant Documents will be duly executed and delivered on behalf of the Company and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

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4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	The obligations assumed by the Company under the Documents will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set-off, counterclaim, estoppel and similar defences;

(d)	where obligations are to be performed in a jurisdiction outside the British Virgin Islands, they may not be enforceable in the British Virgin Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)	the courts of the British Virgin Islands have jurisdiction to give judgment in the currency of the relevant obligation;

(f)	arrangements that constitute penalties will not be enforceable;

(g)	enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(h)	an agreement made by a person in the course of carrying on unauthorised financial services business is unenforceable against the other party under section 50F of the Financial Services Commission Act (As Revised);

(i)	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(j)	the courts of the British Virgin Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Warrant Documents in matters where they determine that such proceedings may be tried in a more appropriate forum;

(k)	any provision of a Warrant Document that is governed by British Virgin Islands law which expresses any matter to be determined by future agreement may be void or unenforceable; and

(l)	a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Warrant Documents whereby the Company covenants to restrict the exercise of powers specifically given to it under the Act including, without limitation, the power to increase its maximum number of shares, amend its memorandum and articles of association or present a petition to a British Virgin Islands court for an order to wind up the Company.

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4.2	Applicable court fees will be payable in respect of enforcement of the Warrant Documents.

4.3	To maintain the Company in good standing with the Registrar of Corporate Affairs under the laws of the British Virgin Islands, annual filing fees must be paid, and certain statutory filings and returns made to the Registrar of Corporate Affairs within the time frame prescribed by law. As a consequence of a failure to pay annual filing fees, or to make certain filings or returns, on time, or to demonstrate compliance with certain statutory economic substance requirements where relevant, the Company may be liable to be struck off the register of companies and dissolved.

4.4	We express no opinion as to the application of, or the Company’s compliance with, the British Virgin Islands economic substance regime.

4.5	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-British Virgin Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in a Document.

4.6	We reserve our opinion as to the extent to which the courts of the British Virgin Islands would, in the event of any relevant illegality or invalidity, sever the relevant provisions of the Warrant Documents and enforce the remainder of the Warrant Documents or the transaction of which such provisions form a part, notwithstanding any express provisions in the Warrant Documents in this regard.

4.7	The obligations of the Company may be subject to restrictions pursuant to United Nations and United Kingdom sanctions extended to the British Virgin Islands by Orders in Council and/or sanctions imposed by governmental or regulatory authorities or agencies in the British Virgin Islands under British Virgin Islands legislation.

4.8	Under British Virgin Islands law, the register of members is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a British Virgin Islands court for a determination on whether the register of members reflects the correct legal position. Further, the British Virgin Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. For the purposes of the opinion given in paragraphs 3.2 and 3.3, there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Ordinary Shares, then the validity of such shares may be subject to re-examination by a British Virgin Islands court.

4.9	In this opinion letter, the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

4.10	The search of records of proceedings available at the High Court Registry would not reveal any proceeding which has been placed under seal or anonymised (whether by order of the Court or pursuant to the practice of the High Court Registry).

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Act or the Rules and Regulations of the Commission thereunder.

We express no view as to the commercial terms of the Documents or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Documents and express no opinion or observation upon the terms of any such document.

This opinion letter is addressed to you and may be relied upon by you, your counsel and purchasers of Shares pursuant to the Registration Statement. This opinion letter is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder

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Appendix A

Director’s Certificate

To:	Maples and Calder 5th Floor, Ritter House PO Box 173 Road Town Tortola British Virgin Islands

17 September 2026

Basel Medical Group Ltd (the “Company”)

I, the undersigned, being a director of the Company, am aware that you are being asked to provide an opinion letter (the “Opinion”) in relation to certain aspects of British Virgin Islands law. Unless otherwise defined herein, capitalised terms used in this certificate have the respective meanings given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles remain in full force and effect and are unamended.

2	The director resolutions dated 16 September 2026 (the “Resolutions”) were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company). The Resolutions have not been amended, varied or revoked in any respect and the directors of the Company have not restricted or limited the powers of any future directors of the Company in any way.

3	Immediately prior to the issue of the Ordinary Shares, the Company had or will have sufficient authorised but unissued shares in order for Ordinary Shares to be issued as contemplated by the Registration Statement.

4	All shares of the Company in issue immediately prior to the offering of Ordinary Shares have been duly authorised and are validly issued as fully paid and non-assessable.

5	The members of the Company (the “Members”) have not restricted or limited the powers of the directors of the Company in any way.

6	The directors of the Company at the date of the Resolutions and at the date of this certificate were and are as follows: Tony Chen, Paul David Freudenthaler, Soong Kwek Yoon, Yang Xinwen, Cao Juan and Frederick Hong Shieh Ming.

7	The minute book and corporate records of the Company as maintained at its registered office in the British Virgin Islands and on which the Registered Agent’s Certificate were prepared are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the members and directors (or any committee thereof) (duly convened in accordance with the Memorandum and Articles) and all resolutions passed at the meetings, or passed by written resolution or consent, as the case may be.

8	The Company has not created any charges over any of its property or assets.

9	Prior to, at the time of, and immediately following the approval of the transactions contemplated by the Registration Statement, the Company was, or will be, able to pay its debts as they fell, or fall, due and the transactions to which the Registration Statement relate will not cause the Company to become unable to pay its debts as they fall due. The Company has entered, or will enter, into the transactions contemplated by the Registration Statement for proper value and not with an intention to defraud or wilfully defeat an obligation owed to any creditor and the transactions contemplated thereby do not and will not give any creditor an unfair preference.

10	Neither the Company nor any of its subsidiaries (if any) has an interest in any land in the British Virgin Islands.

11	Each director of the Company considers the transactions contemplated by the Registration Statement to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.

12	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the Directors and/or the Member taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

13	The Company has at no time had employees.

14	To the best of my knowledge and belief, having made due inquiry, there are no circumstances or matters of fact existing which may properly form the basis for an application for an order for rectification of the register of members of the Company.

15	The Registration Statement has been, or will be, authorised and duly executed and delivered by or on behalf of all relevant parties in accordance with all relevant laws.

16	No invitation has been made or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any of the Ordinary Shares.

17	The Ordinary Shares to be issued pursuant to the Registration Statement have been, or will be, duly registered, and will continue to be registered, in the Company’s register of members.

18	The Company is not a central bank, monetary authority or other sovereign entity of any state and is not a subsidiary, direct or indirect, of any sovereign entity or state.

19	There is no contractual or other prohibition or restriction (other than as arising under British Virgin Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Documents.

[Signature page follows]

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I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you in writing personally to the contrary.

Signature:	/s/ Xinwen Yang
Name:	Xinwen Yang
Title:	Director

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